Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Separation and General Release Agreement

The remainder of this letter proposes a Separation and General Release Agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

You acknowledge that you are entering into this Agreement knowingly and voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.
Separation from Employment

This confirms that your employment with the Company ended effective on September 30th, 2022 (the “Separation Date”). You acknowledge that as of the Company’s payroll processed on September 30th, 2022, you were fully paid for all earned wages then due to you. You also acknowledge that you have been paid in full for all accrued but unused vacation time due to you in connection with your employment through September 30th, 2022.

2.
Severance Benefits
(a)
[***].
(b)
Health Benefits. If you elect COBRA continuation coverage, the Company shall pay the same portion of premiums that it pays for active employees for the same level of group medical & dental coverage as in effect for you on the Separation Date until the earliest of the following: (i) the end of the Severance Pay Period; or (ii) your eligibility for group medical care coverage through other employment. You will be responsible for paying the remaining portion of the premiums for such coverage as if you remained employed. You authorize the deduction of the portion for which you are responsible from your Severance Pay. You agree to notify the Company promptly if you become eligible for group medical care coverage through another employer. You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your eligibility for such coverage. You may continue coverage after the end of the Severance Pay Period at your own expense for the remainder of the COBRA continuation period, subject to continued eligibility

ACTIVE/21736753.4

(c)
Tax Treatment. The Company shall make deductions, withholdings, and tax reports with respect to payments and benefits under this Agreement that it reasonably determines to be required. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
3.
Equity

In consideration for your execution and non-revocation of the Separation Agreement, in addition to the Severance Benefits set forth in Section 2 above, the [***] RSUs that are scheduled to vest effective [***] shall accelerate and vest effective on the Separation Date (“Accelerated RSUs”), and shall be settled on or shortly after the Company’s next open trading window, which is expected to begin on November 15, 2022, the day following the public release of the Company’s financial and operation results for the quarter ended September 30, 2022 unless extended or delayed. The Company will treat the Accelerated RSUs as W-2 income and shall sell the required amount of RSUs to cover the associated withholding obligation. All other RSUs that are not vested as of the Separation Date shall lapse on that date and will be void.

4.
Continuing Obligations

You acknowledge that your obligations under the Separation Agreement shall continue in effect, including without limitation your obligations as defined in the Gelesis Insider Trading Policy and Gelesis Special Trading Procedures and to maintain the confidentiality of Confidential Information as defined in the Employee Invention and Non-Disclosure Agreement and the Non-Solicitation Agreement, and to return documents and other property of the Company. A copy of your signed Employee Invention and Non-Disclosure Agreement and your Non-Solicitation Agreement is enclosed as Exhibit B.

5.
Release of Claims

In consideration for, among other terms, the Severance Pay, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•
relating to your employment by and termination of employment with the Company;
•
of wrongful discharge or violation of public policy;
•
of breach of contract;
•
of defamation or other torts;

•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation covered under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);
•
under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);
•
for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and
•
for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

6.
Older Workers Benefit Protection Act Disclosure; Review Period and Revocation Right. The Employee recognizes that as part of Employee’s agreement to release any and all Claims against the Company and the other Company Releasees (under Section 5 above), the Employee is releasing any and all Claims for age discrimination under the Age Discrimination in Employment Act (the “ADEA”), whether or not the Employee has alleged and/or has or may have any such claims.

Accordingly:

(a)
Attached to this Agreement as Exhibit A is certain disclosure information being provided to the Employee pursuant to the Older Workers Benefit Protection Act (the “OWBPA”);
(b)
Consistent with the requirements of the ADEA and OWBPA, the Employee has a right to review and reflect upon this Agreement (including the disclosure information attached hereto in Exhibit A) until the Due Date (as defined in Section 2 of Exhibit A),which is a period of at least forty-five (45) days after the Employee received this Agreement (the “Review Period”); and the Employee has an additional period of seven (7) days after the date the Employee timely executes this Agreement to revoke it (the “Revocation Period”) by sending written notice of revocation to the Company as provided in Section 11(h) below; and

The Employee is hereby advised in writing to consult with an attorney of his/her own choosing in connection with this Agreement.

7.
Representations and Warranties; Knowing and Voluntary Agreement. By the Employee’s signature below, the Employee represents and warrants that he/she: (i) is hereby advised, and has been so advised, in writing to consult with an attorney of the Employee’s own choosing in connection with this Agreement; (ii) has been given a sufficient and reasonable amount of time of not less than forty-five (45) days to consider this Agreement (including the OWBPA disclosure information attached as Exhibit A); (iii) has been afforded a period of seven (7) days after signing this Agreement to revoke his/her acceptance; (iv) has read and reviewed this Agreement and disclosure information thoroughly and fully understands the terms and conditions hereof and their significance and has discussed them with his/her independent legal counsel, or has had a reasonable opportunity to have done so; and (v) is signing and agreeing to this Agreement voluntarily and of his/her own free will, with the full understanding of its legal consequences, and with the intent to be bound hereby.

8.
Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means any allegations of wrongful conduct by the Company or any of its representatives, the negotiations leading to this Agreement and the existence and terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. You represent that during the period since the date of the proposal of this Agreement, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

9.
Non-Disparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates, products, services or current or former officers, directors, shareholders, employees or agents. You represent that during the period since the date of the proposal of this Agreement, you have not made any such disparaging statements. The Company shall direct all employees whom it informs of the terms of this Agreement not to make disparaging statements about you during such employment with the Company.

10.
Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.
Other Provisions
(a)
Termination of Payments. If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement. The termination of such payments in the event of your breach will not affect your continuing obligations under this Agreement.
(b)
Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
(c)
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(d)
Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
(e)
Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.
(f)
Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.
(g)
Entire Agreement. This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company, except your Employee Invention and Non-Disclosure Agreement and your Non-Solicitation Agreement and any other obligations specifically preserved in this Agreement.

(h)
Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for forty-five (45) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by Mr. Jeff Kagy at jkagy@gelesis.com at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Mr. Jeff Kagy at jkagy@gelesis.com provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).
(i)
Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to Mr. Jeff Kagy at jkagy@gelesis.com the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

GELESIS, INC

By: /s/ Yishai Zohar September 27, 2022

Yishai Zohar Date

Gelesis, Inc

Chief Executive Officer

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

By: /s/ David Abraham September 27, 2022

David Abraham Date